Exhibit 99.1

SS Innovations Named Outstanding Company Winner at the 2026 Surgical Robotics Industry Awards

Company celebrated for advancing global access to its innovative robotic surgery platform

Fort Lauderdale, FL – June 30, 2026 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced that the Company was named the winner of the Outstanding Company category at the 2026 Surgical Robotics Industry Awards (“SRIA”).

Each year, in the Outstanding Company category, SRIA recognizes a single winning surgical robotics company that demonstrates one or more of the following characteristics:

●	an outstanding business or commercial success;
●	a highly novel and/or inventive product, process, service, technology or procedure;
●	policies, processes, products or services with a positive environmental or societal impact;
●	recognition as an industry leading company by customers or the public;
●	a positive stance on ethics/values; and
●	standing as an excellent employer of choice.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “We are delighted and honored to be named the Outstanding Company winner at this year’s prestigious Surgical Robotics Industry Awards. SS Innovations surpassed nine other well-established finalists to win this coveted industry accolade, which reflects our commitment to advancing surgical robotic technologies and democratizing global access to expert surgical care. We believe that surgeons and hospitals are embracing the SSi Mantra surgical robotic system due to its cutting-edge surgical robotic technology, differentiated features, user friendliness, training capabilities, and cost efficiency.”

To learn more about the Surgical Robotics Industry Awards visit: www.surgicalroboticsindustryawards.com.

As of June 22, 2026, the cumulative number of multi-specialty procedures completed with the SSi Mantra surgical robotic system totaled 11,719, including 612 cardiac procedures, 175 telesurgeries, and 212 pediatric surgeries. Additionally, approximately 2,100 physicians have been trained on the SSi Mantra, which has been utilized to perform over 170 different types of procedures.

To date, the SSi Mantra has been granted regulatory approval in 14 countries, including:

●	Colombia
●	Ecuador
●	Guatemala
●	Guyana
●	India
●	Indonesia
●	Iraq
●	Kenya
●	Nepal
●	Oman
●	Philippines
●	Sri Lanka
●	Ukraine
●	United Arab Emirates

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical robotic procedures including cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra is a user-friendly, modular, multi-arm system with advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. The optional SSi MantrAsana tele-surgeon console is a portable, compact alternative to the SSi Mantra’s standard surgeon command center that provides equivalent control functionality while enabling enhanced portability, ergonomic flexibility, and telesurgery capability. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery, and 5mm instruments for the pediatric population and ENT surgeries. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra has been clinically validated in India in more than 170 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kalle.ahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

devin.sullivan@theequitygroup.com

Media Contact:

RooneyPartners LLC

Kate Barrette

T: (212) 223-0561

kbarrette@rooneypartners.com